Exhibit 10.14A

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel : 650.980.5600 Fax : 650.298.5449 www.codexis.com

February 23, 2007

Douglas T. Sheehy, Esq.

[Address]

Dear Doug:

On behalf of Codexis, I’m delighted to confirm our verbal offer of full-time employment as Vice President, General Counsel & Corporate Secretary, reporting to Alan Shaw, President & CEO.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9.

Compensation

If you accept this offer and begin employment with Codexis, you will receive an initial salary of $18,333 per month (equivalent to $220,000 per year), payable in periodic installments on our regular paydays. You will also be a participant in the Codexis Executive Cash Compensation Incentive Plan (prorated to your actual start date). For 2007, your target will be 30% of your annualized base salary, which will be awarded at the discretion of the Codexis Board of Directors based on the Company’s performance relative to its corporate objectives for the year. You must be employed by Codexis on the date that the bonus is paid in order to be eligible for the bonus.

Signing Bonus

To make up for the 2006 CVT yearend bonus payable March 30, 2007, some or all of which you may lose in accepting this offer, Codexis will pay you as a signing bonus the difference between your actual CVT bonus and $40,000 (less applicable withholding). This bonus is contingent upon your starting work with Codexis on or before April 2, 2007, and providing appropriate documentation, if necessary.

Stock Options

Subject to approval by the Codexis Board of Directors, you will be granted an option to purchase 150,000 shares of stock at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to the Option will vest one fourth or 25% on the first anniversary of your employment start date and thereafter will vest as to 1/48 of the shares subject to the Option per month for the following 36 months until the option is 100% vested. Your stock options will be subject to the terms of the Codexis Inc. 2002 Stock Plan and will be conditioned on your acceptance of an appropriate stock option agreement.

At the time of the Company-wide compensation review following yearend 2007, you will receive a minimum of 30,000 additional shares, contingent upon your performance and, again, subject to Board approval.

Change of Control Provisions

As an officer of Codexis, you will be eligible for certain change of control benefits. Attachment A defines “Change of Control” and your “Severance Benefits in the Event of a Change of Control.” Upon your employment with the Company, you will receive a Change of Control Agreement.

Employee Benefits

As a fulltime employee, you will be eligible for the Codexis employee benefit plans, including medical, dental, vision, long and short-term disability plans, life insurance, a 401(k) savings plan, and our flexible time off plan that allows fulltime employees to accrue 20 days of flexible time off each year of employment.

Other Terms and Conditions of Employment

All employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President of Codexis or the Chairman of the Board of Directors of Codexis has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and such individual to be effective.

Employment with any other entity or for yourself in competition with Codexis, Maxygen or any affiliate or subsidiary of Maxygen is not permitted. If you want to take an outside job, paid or unpaid, you should discuss the outside opportunity with your manager and the Human Resources Department in advance so that we can determine if any actual or potential conflict of interest exists.

During the course of your employment, you may create, develop or have access to confidential information belonging to Codexis and/or Maxygen, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans, marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Confidential Information, Secrecy and Invention Agreement.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis will be finally settled by binding arbitration in Palo Alto, California before a neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes. Claims subject to arbitration include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter, Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year after the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter replace all prior agreements, understandings and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

Doug, we’re pleased to extend this offer of employment to you, and hope that your association with Codexis will be mutually successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning it to me by February 27, 2007. A copy of the letter is enclosed for your records.

Sincerely,

Codexis, Inc.

By:	/s/ Andy Danforth
Andy Danforth
VP, Human Resources
Codexis, Inc.

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/ Doug Sheehy
Doug Sheehy, Esq.

2/26/07	April 2, 2007
Date	Start Date

Attachment

Attachment A

Douglas Sheehy Offer Letter

Codexis, Inc.

Change of Control Definition and Benefits

Change of Control Definition

“Change of Control” means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board. Notwithstanding the foregoing, a Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Committee acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

Severance Benefits in the Event of a Change of Control.

(a) If within twelve (12) months following the date of a Change of Control of the Company either (i) the Company terminates the Executive’s employment other than for Cause, death or Disability or (ii) the Executive terminates his or her employment with the Company voluntarily with Good Reason, then in each case, subject to Section 4 and Section 5: (i) the Executive shall be entitled to receive a lump sum payment equal to one times the Executive’s yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a Change of Control that constitutes Good Reason), (ii) each of the Executive’s outstanding stock options, all stock subject to repurchase, restricted stock awards and restricted stock purchases, and any options, stock subject to repurchase, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerate in full

(or, as applicable, the corresponding repurchase right shall lapse in full) as of the date of termination; (iii) if on the date of termination the Executive is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company shall provide to the Executive benefits substantially similar to those that the Executive was receiving immediately prior to the date of termination (the “Company-Paid Coverage”). If such coverage included the Executive’s spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (x) one (1) year from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer’s health, disability, accident and/or life insurance plans or programs that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage.

(b) If within twelve (12) months following the date of a Change of Control of the Company the Executive’s employment with the Company is terminated as a result of death or Disability, then in each case, subject to Section 4 and Section 5: (i) each of the Executive’s outstanding stock options, all stock subject to repurchase, restricted stock awards and restricted stock purchases, and any options, stock subject to repurchase, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerated such that vesting (or, as applicable, the corresponding repurchase right lapsing) shall occur as if the vesting (or lapsing) had occurred on a monthly basis from the last date of vesting (or lapse) to the date of termination; and (ii) the Company will provide the Executive with health, disability, accident and/or life insurance benefits as described in Section 3(a)(iii).

(c) In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under this Agreement.

(d) The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change of Control without Cause at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control or if the Executive terminates his or her employment with Good Reason prior to a Change of Control if the circumstances or event that constitutes Good Reason occurs at the direction of such person.